EXHIBIT 99.1

News Release

CBOE HOLDINGS, INC. REPORTS STRONG RESULTS FOR THIRD QUARTER 2014

Third Quarter 2014 Financial Highlights

-- Operating Revenue of $148.9 Million Compared With $136.7 Million, Up 9 Percent
-- GAAP Net Income Allocated to Common Stockholders of $48.1 Million Compared With $41.0 Million; Diluted EPS of $0.57 Versus $0.47, Up 21 Percent
-- GAAP Operating Margin Increases 40 Basis Points to 50.4 Percent

CHICAGO, October 31, 2014 - CBOE Holdings, Inc. (NASDAQ: CBOE) today reported net income allocated to common stockholders of $48.1 million, or $0.57 per diluted share, for the third quarter of 2014, compared with $41.0 million, or $0.47 per diluted share, in the third quarter of 2013. Operating revenue for the quarter was $148.9 million, up 9 percent compared with $136.7 million in the third quarter of 2013.
There were no non-GAAP adjustments for the third quarter of 2014 or 2013.
“Our strong third-quarter results reflect improved trading volume both sequentially and year-over-year across each of our product categories, as more normal levels of volatility returned to the market,” said Edward T. Tilly, CBOE Holdings Chief Executive Officer. “We are pleased to start the fourth quarter with record trading volume for the month of October in VIX options and VIX futures, driven by heightened market volatility and our strategic initiatives to broaden our customer base and extend our reach globally, particularly through our extended trading hours for VIX futures.”
"We are pleased to report solid third quarter results, driven by higher trading volume and prudent expense management. We continue to deliver strong cash flows, generating $184 million in cash flow from operations over the past nine months and returning nearly $200 million in cash to shareholders through regular dividends and share repurchases,” said Alan J. Dean, CBOE Holdings Executive Vice President and Chief Financial Officer. "We believe the strength of our balance sheet positions us well as we maintain our focus on maximizing shareholder value through prudent capital allocation, which includes both investing in our business and increasing cash returned to shareholders."

Key Statistics and Financial Highlights
The table below highlights CBOE Holdings' operating results on a GAAP basis and an adjusted basis for the comparative quarters and nine-month periods ended September 30, 2014 and 2013. Financial results presented on an adjusted basis provide supplemental information to facilitate period-over-period comparisons by adjusting for certain items that management believes are not indicative of the company's core operating performance.

(in millions, except per share, revenue per contract and trading days)	3Q 2014	3Q 2013	Y/Y Change		YTD 2014	YTD 2013	Y/Y Change
Key Statistics:
Total Trading Days	64	64			188	188
Average Daily Volume (options and futures)	4.95	4.62	7%		5.13	4.65	10%
Total Trading Volume (options and futures)	316.9	295.4	7%		964.2	874.7	10%
Average Revenue Per Contract	$0.329	$0.315	4%		$0.327	$0.341	(4%)
GAAP Financial Highlights:
Total Operating Revenues	$148.9	$136.7	9%		$450.7	$430.2	5%
Total Operating Expenses	73.8	68.3	8%		223.9	217.0	3%
Operating Income	75.1	68.4	10%		226.8	213.2	6%
Operating Margin %	50.4%	50.0%	40	bps	50.3%	49.6%	70	bps
Net Income	$48.4	$41.4	17%		$140.4	$129.9	8%
Net Income Allocated to Common Stockholders	$48.1	$41.0	17%		$139.3	$128.2	9%
Diluted EPS	$0.57	$0.47	21%		$1.62	$1.47	10%
Weighted Average Shares Outstanding	85.1	87.6	(3%)		85.8	87.4	(2%)
Adjusted Financial Highlights (1)
Total Operating Expenses	$73.8	$68.3	8%		$221.4	$212.0	4%
Operating Income	75.1	68.4	10%		229.4	218.2	5%
Operating Margin %	50.4%	50.0%	40	bps	50.9%	50.7%	20	bps
Net Income	$48.4	$41.4	17%		$141.9	$133.5	6%
Net Income Allocated to Common Stockholders	$48.1	$41.0	17%		$140.8	$131.8	7%
Diluted EPS	$0.57	$0.47	21%		$1.64	$1.51	9%
(1) A full reconciliation of our non-GAAP results to our GAAP results for the 2014 and 2013 reporting periods is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.
Revenues
Operating revenue was $148.9 million in the third quarter of 2014, up $12.2 million, or 9 percent, from $136.7 million in the third quarter of 2013. The revenue growth primarily reflects increases of $11.3 million in transaction fees and $1.1 million in market data fees.
Transaction fees increased 12 percent in the quarter driven by a 7 percent increase in trading volume and a 4 percent increase in the average revenue per contract (RPC) compared with the third quarter of 2013. Total trading volume in the third quarter was 316.9 million contracts, or 4.95 million contracts per day, compared with volume of 295.4 million contracts, or 4.62 million contracts per day, in last year's third quarter. RPC was $0.329 compared with $0.315 in the third quarter of 2013.
The increase in RPC primarily resulted from a shift in the mix of products traded towards higher-margin index options and futures contracts, as well as an increase in the RPC derived from these products in the third quarter of 2014 compared with 2013. Higher-margin index options and futures contracts accounted for 33.8 percent of trading volume in the quarter compared with 33.1 percent in the third quarter of 2013. Additionally, the RPC on index options increased nearly 2 percent, while the RPC on futures contracts increased 4 percent, primarily as a result of fee adjustments implemented in January and the mix of volume by user group within each respective product category compared with last year's third quarter.

The average revenue per contract represents total transaction fee revenue divided by total reported trading volume for Chicago Board Options Exchange® (CBOE®), C2 Options ExchangeSM (C2SM) and CBOE Futures ExchangeSM (CFE®).
Operating Expenses
Operating expenses were $73.8 million for the quarter, up $5.5 million, or 8 percent, compared with $68.3 million in the third quarter of 2013. This increase primarily reflects higher costs for royalty fees, depreciation and amortization and employee costs. There were no adjustments to operating expenses in the third quarter of 2014 or 2013.
The company's core operating expenses, which include total operating expenses less volume-based expenses, depreciation and amortization, accelerated stock-based compensation expense and unusual or one-time expenses, were $46.3 million for the third quarter of 2014, up $1.5 million, or 3 percent, compared with last year's third quarter. The increase in core operating expenses primarily reflects a $0.7 million increase in employee costs and a $0.3 million increase in outside services.
Volume-based expenses, which include royalty fees and trading volume incentives, were $17.2 million in the third quarter of 2014, an increase of $2.2 million, or 14 percent, compared with the same period last year. This increase reflects higher royalty fees of $2.4 million, offset slightly by lower trading volume incentives of $0.2 million. The increase in royalty fees primarily resulted from higher trading volume in licensed products, including index options and VIX futures, as well as higher fees related to market data sales and fees linked to order flow for certain multiply-listed options.
Operating Margin
The company's operating margin increased 40 basis points to 50.4 percent for the third quarter of 2014 compared with 50.0 percent for the third quarter of 2013.
Effective Tax Rate
The company reported an effective tax rate of 35.4 percent for the current quarter, down from 39.1 percent in last year's third quarter, primarily due to a reduction in the company's state tax provision versus prior estimates. Year to date, the company's effective tax rate is 37.8 percent. The company stated that it now expects its tax rate for the full-year 2014 to be slightly below the low end of its guidance range of 38.5 percent to 39.5 percent.
Operational Highlights and Recent Developments

•
On October 15, the company announced several single-day volume records. S&P 500 Index (SPX) options totaled a record 2.67 million contracts; CBOE Volatility Index® (VIX® Index) futures volume totaled a record 791,638 contracts, while C2 experienced the busiest trading day in its history with nearly 715,000 contracts. In addition, VIX futures trading outside of regular trading hours totaled a record 70,168 contracts on October 16.

•	On October 6, CBOE started including SPX WeeklysSM options series -- expiring every Friday, except the third Friday of each month -- in its VIX Index calculation.

•
On September 11, the company announced that CBOE and C2 are in discussions with the Financial Industry Regulatory Authority (FINRA) on a potential agreement for FINRA to provide certain regulatory services to the CBOE and C2 options markets.

•
On September 4, CFE announced that it plans to launch futures trading on the CBOE/CBOT 10-year U.S. Treasury Note Volatility IndexSM (ticker symbol: VXTYN) beginning on Thursday, November 13, pending regulatory review.

•
In August, total volume in VIX futures reached a new all-time high of 4.56 million contracts, topping the previous record of 4.40 million contracts in January 2014. Furthermore, on October 16, VIX futures surpassed this record, establishing a new monthly volume record in October.

2014 Fiscal Year Financial Guidance

The company reaffirmed or updated its 2014 fiscal year guidance as follows:

•	Core operating expenses are expected to be in the range of $186.0 million to $190.0 million.

•	Continuing stock-based compensation expense included in core expenses is expected to be approximately $13.0 million for the full year.

•	Capital expenditures are expected to be in the range of $47.0 million to $50.0 million.

•	Depreciation and amortization expense is expected to be in the range of $38.0 million to $40.0 million.

•
Effective tax rate for the full-year 2014 is expected to be slightly below the low end of the guidance range of 38.5 percent to 39.5 percent. The most significant differences in the effective rate and the statutory rate are state income taxes and discrete items. Significant changes in trading volume, expenses, state and local tax rates and other items, including ongoing state and federal tax audits, could materially impact this expectation.

Return of Capital to Stockholders
As announced on October 29, 2014, CBOE Holdings' Board of Directors declared a fourth-quarter dividend of $0.21 per share, payable December 19, 2014, to stockholders of record as of November 28, 2014.
During the third quarter of 2014, the company repurchased 1,013,700 shares of its common stock under its share repurchase program at an average price of $50.64 per share, for a total of $51.3 million. Year to date, the company has repurchased 2,725,746 shares of its common stock under its share repurchase program at an average price of $51.22 per share, for a total of $139.6 million.
Since the inception of its share repurchase program in 2011 through September 30, 2014, the company has repurchased 7,365,570 shares of its common stock at an average price of $38.24 per share, for a total of $281.6 million.
As of September 30, 2014, the company had approximately $118.4 million of availability remaining under its existing share repurchase authorizations.
Earnings Conference Call
Executives of CBOE Holdings will host a conference call to review its third quarter financial results today, October 31, 2014, at 8:30 a.m. ET/7:30 a.m. CT. The conference call and any accompanying slides will be publicly available via live webcast from the Investor Relations section of the company's website at www.cboe.com under Events & Presentations. Participants may also listen via telephone by dialing (866) 652-5200 from the United States, (855) 669-9657 from Canada or (412) 317-6060 for international callers. Telephone participants should place calls 10 minutes prior to the start of the call. The webcast will be archived on the company's website for replay. A telephone replay of the earnings call also will be available from approximately 11:00 a.m. CT, October 31, 2014, through 11:00 p.m. CT, November 9, 2014, by calling (877) 344-7529 from the U.S., (855) 669-9658 from Canada or (412) 317-0088 for international callers, using replay code 10053235.

About CBOE Holdings
CBOE Holdings, Inc. (NASDAQ: CBOE) is the holding company for Chicago Board Options Exchange (CBOE), CBOE Futures Exchange (CFE) and other subsidiaries. CBOE, the largest U.S. options exchange and creator of listed options, continues to set the bar for options and volatility trading through product innovation, trading technology and investor education. CBOE Holdings offers equity, index and ETP options, including proprietary products, such as S&P 500 options (SPX), the most active U.S. index option, and options and futures on the CBOE Volatility Index (the VIX Index). Other products engineered by CBOE include equity options, security index options, Weeklys options, LEAPS options, FLEX options, and benchmark products such as the CBOE S&P BuyWrite Index (BXM). CBOE Holdings is home to the world-renowned Options Institute and www.cboe.com, the go-to place for options and volatility trading resources.
Forward-Looking Statements
This press release may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those statements that reflect our expectations, assumptions or projections about the future and involve a number of risks and uncertainties. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause actual results to differ materially from that expressed or implied by the forward-looking statements, including: the loss of our right to exclusively list certain index options and futures products; increasing price competition in our industry; compliance with legal and regulatory obligations and obligations under agreements with regulatory agencies; decreases in the amount of trading volumes or a shift in the mix of products traded on our exchanges; our ability to operate our business, monitor and maintain our systems or program them so that they operate correctly, including in response to increases in trading volume and order transaction traffic; legislative or regulatory changes; increasing competition by foreign and domestic entities; our ability to operate our business without violating the intellectual property rights of others and the costs associated with protecting our intellectual property rights; our ability to maintain access fee revenues; our ability to protect our systems and communication networks from security risks, including cyber-attacks; economic, political and market conditions; our ability to attract and retain skilled management and other personnel; our ability to maintain our growth effectively; our dependence on third party service providers; and the ability of our compliance and risk management methods to effectively monitor and manage our risks.
More detailed information about factors that may affect our performance may be found in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended December 31, 2013 and other filings made from time to time with the SEC.

The condensed consolidated statements of income, balance sheets and statements of cash flows are unaudited and subject to reclassification.

CBOE Media Contacts:		Analyst Contact:
Gail Osten	Gary Compton	Debbie Koopman
(312) 786-7123	(312) 786-7612	(312) 786-7136
osten@cboe.com	comptong@cboe.com	koopman@cboe.com
CBOE-F

Trademarks:

CBOE®, Chicago Board Options Exchange®, CBOE Volatility Index®, CFE®, Execute Success®, FLEX®, LEAPS® and VIX® are registered trademarks and BuyWriteSM, BXMSM, CBOE Futures ExchangeSM, SPXSM, The Options InstituteSM, CBOE/CBOT 10-year U.S. Treasury Note Volatility IndexSM, VXTYNSM and WeeklysSM are service marks of Chicago Board Options Exchange, Incorporated (CBOE).  C2SM and C2 Options ExchangeSM are service marks of C2 Options Exchange, Incorporated (C2). Standard & Poor's®, S&P® and S&P 500® are registered trademarks of Standard & Poor's Financial Services LLC and have been licensed for use by CBOE, C2 and CFE.

CBOE Holdings, Inc.
Selected Quarterly Operating Statistics

Average Daily Volume by Product (in thousands)

	3Q 2014	2Q 2014	1Q 2014	4Q 2013	3Q 2013
PRODUCT:
Equities	1,852	1,806	2,165	1,912	1,767
Indexes	1,476	1,472	1,749	1,494	1,378
Exchange-traded products	1,426	1,389	1,503	1,328	1,322
Total Options Average Daily Volume	4,754	4,667	5,417	4,734	4,467
Futures	198	166	203	156	148
Total Average Daily Volume	4,952	4,833	5,620	4,890	4,615

Mix of Trading Volume by Product

	3Q 2014	2Q 2014	1Q 2014	4Q 2013	3Q 2013
PRODUCT:
Equities	37.4%	37.4%	38.5%	39.1%	38.3%
Indexes	29.8%	30.5%	31.1%	30.6%	29.9%
Exchange-traded products	28.8%	28.7%	26.8%	27.1%	28.6%
Futures	4.0%	3.4%	3.6%	3.2%	3.2%
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Average Revenue Per Contract by Product

	3Q 2014	2Q 2014	1Q 2014	4Q 2013	3Q 2013
Trading Days	64	63	61	64	64
PRODUCT:
Equities	$0.077	$0.079	$0.081	$0.075	$0.077
Indexes	0.680	0.670	0.669	0.666	0.669
Exchange-traded products	0.115	0.111	0.117	0.125	0.123
Total Options Average Revenue Per Contract	0.275	0.275	0.281	0.275	0.273
Futures	1.625	1.639	1.617	1.566	1.559
Total Average Revenue Per Contract	$0.329	$0.322	$0.329	$0.316	$0.315

Transaction Fees by Product (in thousands)

	3Q 2014	2Q 2014	1Q 2014	4Q 2013	3Q 2013
PRODUCT:
Equities	$9,075	$8,974	$10,696	$9,162	$8,741
Indexes	64,205	62,152	71,320	63,667	59,047
Exchange-traded products	10,451	9,707	10,741	10,592	10,401
Total Options Transaction Fees	$83,731	$80,833	$92,757	$83,421	$78,189
Futures	20,580	17,099	20,033	15,605	14,765
Total Transaction Fees	$104,311	$97,932	$112,790	$99,026	$92,954

Non-GAAP Information
In addition to disclosing results determined in accordance with GAAP, CBOE Holdings has disclosed certain non-GAAP measures of operating performance. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. The non-GAAP measures provided in this press release include core operating expenses, adjusted operating expenses, adjusted operating income, adjusted operating margin, adjusted net income, adjusted net income allocated to common stockholders and adjusted diluted earnings per share.
Management believes that the non-GAAP financial measures presented in this press release, including adjusted net income and core operating expenses, provide useful and comparative information to assess trends in our core operations and a means to evaluate period-to-period comparisons. Non-GAAP financial measures disclosed by management, including adjusted diluted EPS, are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results.
The table below shows core operating expenses, which is the company's operating expenses after excluding (i) volume-based expenses, (ii) depreciation and amortization expense, (iii) accelerated stock-based compensation expense and (iv) other unusual or one-time expenses.

	Three Months Ended September 30,		Nine Months Ended September 30,

(in thousands)	2014	2013	2014	2013
Total Operating Expenses	$73,826	$68,316	$223,898	$217,005
Less:
Depreciation and amortization	10,361	8,476	28,860	25,380
Accelerated stock-based compensation expense	—	—	2,530	3,996
Additional expense related to SEC investigation (in Other expenses)	—	—	—	1,000
Volume-based expenses:
Royalty fees	16,235	13,844	46,844	41,531
Trading volume incentives	961	1,207	3,207	3,128
Core Operating Expenses (non-GAAP):	$46,269	$44,789	$142,457	$141,970
Less: Continuing stock-based compensation expense	2,109	3,918	10,950	12,871
Core Operating Expenses Excluding Continuing Stock-Based Compensation (non-GAAP)	$44,160	$40,871	$131,507	$129,099

Detail of Core Operating Expenses (non-GAAP)
Employee costs	$28,698	$27,951	$89,848	$86,029
Data processing	4,769	4,552	14,273	13,613
Outside services	8,204	7,938	23,437	28,606
Travel and promotional expenses	1,885	1,894	6,319	6,552
Facilities costs	1,373	1,308	4,275	3,808
Other expenses	1,340	1,146	4,305	2,216
Total	$46,269	$44,789	$142,457	$140,824

The table below shows the reconciliation of each financial measure from GAAP to non-GAAP. The non-GAAP financial measures exclude the impact of those items detailed in the footnotes below and are referred to as adjusted financial measures. There were no non-GAAP financial measures in the third quarter of 2014 and 2013.

(in thousands, except per share amounts)	Nine months ended September 30, 2014			Nine months ended September 30, 2013
		Items Impacting Results			Items Impacting Results
	Reported (GAAP)	Operating Expenses[1]	After Considering Items (non-GAAP)	Reported (GAAP)	Operating Expenses[1]	Operating Expenses[2]	Impairment charge[3]	After Considering Items (non-GAAP)
Total Operating Revenues	$450,737		$450,737	$430,220				$430,220
Total Operating Expenses	223,898	(2,530)	221,368	217,005	(3,996)	(1,000)		212,009
Operating Income	226,839	2,530	229,369	213,215	3,996	1,000		218,211
Operating Margin	50.3%		50.9%	49.6%				50.7%
Total Other Income/(Expense)	(1,088)		(1,088)	(1,712)			245	(1,467)
Income Before Income Taxes	225,751	2,530	228,281	211,503	3,996	1,000	245	216,744
Income Tax Provision	85,379	1,009	86,388	81,614	1,533	—	92	83,239
Effective Income Tax Rate	37.8%		37.8%	38.6%				38.4%
Net Income	$140,372	$1,521	$141,893	$129,889	$2,463	$1,000	$153	$133,505
Net Income Allocated to Participating Securities	(1,099)	(15)	(1,114)	(1,669)	(35)	(14)	(2)	(1,720)
Net Income Allocated to Common Stockholders	$139,273	$1,506	$140,779	$128,220	$2,428	$986	$151	$131,785
Diluted Net Income per Share Allocated to Common Stockholders	$1.62	$0.02	$1.64	$1.47	$0.03	$0.01	$—	$1.51

NOTES: Amounts may not foot due to rounding.

1)	In the first quarter of 2014 and the first and second quarters of 2013, the company accelerated the vesting of certain stock awards.

2)	In the second quarter of 2013, the company recognized additional expense for the final resolution of an SEC investigation.

3)	In the first quarter of 2013, the company recorded an impairment for an investment in affiliate.

CBOE Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
Three and Nine Months Ended September 30, 2014 and 2013

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2014	2013	2014	2013

Operating Revenues:
Transaction fees	$104,311	$92,954	$315,033	$298,193
Access fees	14,695	15,029	44,802	45,709
Exchange services and other fees	9,485	9,213	28,652	27,616
Market data fees	7,764	6,658	22,737	17,924
Regulatory fees	8,923	8,937	28,524	29,076
Other revenue	3,732	3,952	10,989	11,702
Total Operating Revenues	148,910	136,743	450,737	430,220

Operating Expenses:
Employee costs	28,698	27,951	92,378	90,025
Depreciation and amortization	10,361	8,476	28,860	25,380
Data processing	4,769	4,552	14,273	13,613
Outside services	8,204	7,938	23,437	28,606
Royalty fees	16,235	13,844	46,844	41,531
Trading volume incentives	961	1,207	3,207	3,128
Travel and promotional expenses	1,885	1,894	6,319	6,552
Facilities costs	1,373	1,308	4,275	3,808
Other expenses	1,340	1,146	4,305	4,362
Total Operating Expenses	73,826	68,316	223,898	217,005

Operating Income	75,084	68,427	226,839	213,215

Other Income / (Expense):
Investment income	47	21	73	42
Net loss from investment in affiliates	(318)	(538)	(1,161)	(1,754)
Total Other Expense	(271)	(517)	(1,088)	(1,712)

Income Before Income Taxes	74,813	67,910	225,751	211,503
Income tax provision	26,447	26,554	85,379	81,614
Net Income	48,366	41,356	140,372	129,889
Net income allocated to participating securities	(220)	(401)	(1,099)	(1,669)
Net Income Allocated to Common Stockholders	$48,146	$40,955	$139,273	$128,220

Net Income Per Share Allocated to Common Stockholders
Basic	$0.57	$0.47	$1.62	$1.47
Diluted	0.57	0.47	1.62	1.47
Weighted average shares used in computing income per share:
Basic	85,051	87,647	85,773	87,421
Diluted	85,051	87,647	85,773	87,421

CBOE Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
September 30, 2014 and December 31, 2013

(in thousands, except share amounts)	September 30, 2014	December 31, 2013
Assets
Current Assets:
Cash and cash equivalents	$126,519	$221,341
Accounts receivable—net allowances of $273 and $266	55,121	49,888
Marketing fee receivable	10,550	8,869
Income taxes receivable	22,340	22,039
Other prepaid expenses	7,529	4,007
Other current assets	667	2,717
Total Current Assets	222,726	308,861
Investments in Affiliates	14,919	14,581
Land	4,914	4,914
Property and Equipment:
Construction in progress	24	23
Building	68,009	65,448
Furniture and equipment	284,706	271,437
Less accumulated depreciation and amortization	(282,360)	(269,614)
Total Property and Equipment—Net	70,379	67,294
Other Assets:
Software development work in progress	15,937	7,853
Data processing software and other assets (less accumulated amortization—2014, $159,397; 2013, $147,322)	38,211	38,086
Total Other Assets—Net	54,148	45,939
Total	$367,086	$441,589

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued liabilities	$49,982	$52,958
Dividend payable	—	43,831
Marketing fee payable	11,063	9,442
Deferred revenue	7,211	1,100
Post-retirement medical benefits	27	127
Total Current Liabilities	68,283	107,458

Long-term Liabilities:
Post-retirement medical benefits	1,694	2,110
Income taxes liability	35,136	29,903
Other long-term liabilities	4,082	3,856
Deferred income taxes	12,767	13,745
Total Long-term Liabilities	53,679	49,614
Total Liabilities	121,962	157,072
Commitments and Contingencies
Stockholders' Equity
Preferred stock, $0.01 par value: 20,000,000 shares authorized, no shares issued and outstanding at September 30, 2014 or December 31, 2013	—	—
Unrestricted common stock, $0.01 par value: 325,000,000 shares authorized; 92,568,403 issued and 84,603,437 outstanding at September 30, 2014; 91,845,492 issued and 86,770,737 outstanding at December 31, 2013	926	919
Additional paid-in-capital	108,012	90,985
Retained Earnings	440,441	349,290
Treasury stock at cost – 7,964,966 shares at September 30, 2014 and 5,074,755 shares at December 31, 2013	(303,547)	(155,627)
Accumulated other comprehensive loss	(708)	(1,050)
Total Stockholders' Equity	245,124	284,517

Total	$367,086	$441,589

CBOE Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
Nine months ended September 30, 2014 and 2013

	Nine Months Ended September 30,
(in thousands)	2014	2013
Cash Flows from Operating Activities:
Net Income	$140,372	$129,889
Adjustments to reconcile net income to
net cash flows from operating activities:
Depreciation and amortization	28,860	25,380
Other amortization	60	86
Provision for deferred income taxes	(1,192)	(4,407)
Stock-based compensation	13,480	16,867
Loss on disposition of property	599	3
Loss on investment in affiliates	1,161	1,509
Impairment of investment in affiliates and other assets	—	245
Net change in assets and liabilities	726	2,792
Net Cash Flows provided by Operating Activities	184,066	172,364
Cash Flows from Investing Activities:
Capital and other asset expenditures	(39,974)	(19,767)
Investment in affiliates	(1,499)	(1,518)
Other	3	8
Net Cash Flows used in Investing Activities	(41,470)	(21,277)
Cash Flows from Financing Activities:
Payment of quarterly dividends	(49,221)	(42,549)
Payment of special dividend	(43,831)	—
Purchase of unrestricted stock from employees	(8,319)	(6,136)
Excess tax benefit from stock-based compensation	3,554	2,356
Purchase of unrestricted stock under repurchase program	(139,601)	(13,977)
Net Cash Flows used in Financing Activities	(237,418)	(60,306)

Net Increase (Decrease) in Cash and Cash Equivalents	(94,822)	90,781

Cash and Cash Equivalents at Beginning of Period	221,341	135,597
Cash and Cash Equivalents at End of Period	$126,519	$226,378

Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$78,336	$81,475
Non-cash activities:
Unpaid liability to acquire equipment and software	$3,831	$2,887